Exhibit 99.1

Allakos Announces Publication Highlighting AK006 Mast Cell Inhibition

– Data provide insights on the signaling pathways involved with AK006 mast cell inhibition –

– AK006 has a distinct mechanism of action that leads to broad inhibitory effects on mast cells –

SAN CARLOS, Calif., February 12, 2024 (GLOBE NEWSWIRE) -- Allakos Inc. (Nasdaq: ALLK), a clinical-stage biotechnology company developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases, today announced the publication of new scientific results in Allergy. The preclinical research found that AK006 (agonist Siglec-6 antibody) impacts mast cell function by interacting with multiple activating receptors and key signaling molecules.

The publication titled “Regulation of Mast Cells by Overlapping but Distinct Protein Interactions of Siglec-6 and Siglec-8” details efforts to identify proteins associated with Siglec-6 and Siglec-8 in mast cells and functionally characterize these protein interaction networks using ex vivo and in vivo models of mast cell activation. The data published today add to previously published preclinical data demonstrating that AK006 inhibits multiple modes of mast activation.

As detailed in the Allergy publication, proteomic profiling of mast cells revealed Siglec-6 and Siglec-8 interact with a large cluster of proteins involved in IgE and non-IgE-mediated mast cell activation, including the high affinity IgE receptor (FcεRI), IL-4 and IL-33 receptors, and intracellular kinases LYN and JAK1. Importantly, Siglec-6 was found to interact with multiple critical regulatory proteins that do not interact with Siglec-8, including stem cell factor (SCF) receptor KIT/CD117, different subunits of the FcεRI receptor and proteins modulating metabolic processes. These findings suggest Siglec-6 has a broader role in regulating mast cell function and may contribute to the increased inhibitory effects observed with AK006 in vitro and in vivo.

The publication is both available on the Allergy website as well as Allakos Scientific Presentations page.

About AK006

AK006 is a humanized IgG1 monoclonal antibody which activates the inhibitory receptor Siglec-6. Siglec-6 is a member of the family of cell surface receptors called Sialic acid-binding immunoglobulin-type lectins (Siglecs). Siglec-6 is expressed primarily on the surface of mature mast cells. Siglec-6 receptors contain intracellular immunoreceptor tyrosine-based inhibitory motifs (ITIMs) which, when activated, recruit phosphatases that work to oppose activating signals driven by kinase signaling cascades. Because of this opposition to multiple activation pathways, AK006 has the potential to inhibit multiple modes of mast cell activation and has demonstrated preclinical inhibition of mast cell activation by IgE and through MRGPRX2 and KIT receptors. ITIM bearing receptors have important roles in regulating the immune system and therapeutics targeting ITIM bearing receptors, such as PD-1 and Siglec-10, have demonstrated therapeutic activity in immunology and oncology.

AK006 appears to drive deep mast cell inhibition and, in addition to its inhibitory activity, can reduce mast cell numbers via antibody-dependent cellular phagocytosis (ADCP) in the presence of activated macrophages. AK006 is currently being tested in a Phase 1 study in healthy volunteers and will begin dosing in early 2Q 2024 in patients with chronic spontaneous urticaria. Results from the Phase 1 study are expected throughout 2024.

About Allakos

Allakos is a clinical stage biotechnology company developing therapeutics that target immunomodulatory receptors present on immune effector cells involved in allergy, inflammatory and proliferative diseases. Activating these immunomodulatory receptors allows for the direct targeting of cells involved in disease pathogenesis and, in the setting of allergy and inflammation, has the potential to result in broad inhibition of inflammatory cells. The Company’s most advanced antibody in ongoing clinical development is AK006. AK006 targets Siglec-6, an inhibitory receptor expressed on mast cells. Mast cells are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. In preclinical studies, AK006 appears to provide deep mast cell inhibition and, in addition to its inhibitory activity, reduce mast cell numbers. For more information, please visit the Company’s website at www.allakos.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, Allakos’ progress, business plans, areas of focus and preclinical research; the potential of AK006; and Allakos’ anticipated milestones. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Allakos’ stages of clinical drug development; Allakos’ ability to timely initiate and complete clinical trials for AK006; Allakos’ ability to obtain required regulatory approvals for its clinical trials; uncertainties related to the enrollment of patients in its clinical trials; Allakos’ ability to demonstrate sufficient safety and efficacy of its product candidates in its clinical trials; uncertainties related to the success of clinical trials, regardless of the outcomes of preclinical testing or early-stage trials; Allakos’ ability to advance additional product candidates beyond AK006; uncertainties related to Allakos’ ability to realize the contemplated benefits of its restructuring and related reduction in force; Allakos’ ability to accurately forecast financial results; Allakos’ ability to obtain additional capital to finance its operations, research and drug development; general economic and market conditions, both domestic and international; domestic and international regulatory obligations; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Allakos files from time to time to with the SEC. These documents contain and identify important factors that could cause the actual results for Allakos to differ materially from those contained in Allakos’ forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Allakos specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Allakos’ views as of any date subsequent to the date of this press release.

Source: Allakos Inc.

Investor Contact:

Adam Tomasi, President

Alex Schwartz, VP Strategic Finance and Investor Relations

ir@allakos.com

Media Contact:

Denise Powell

denise@redhousecomms.com